UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 30, 2015

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2014, Advanced Micro Devices, Inc. (the “Company”) filed a Current Report on Form 8-K disclosing that on December 26, 2014, the full Board, including members of the Compensation Committee, voided and rescinded (a) performance-based restricted stock unit awards granted to Dr. Su on August 12, 2014 and October 31, 2014, covering, in the aggregate, a target number of 1,705,364 shares, and (b) 50,000 of the 173,937 restricted stock units subject to a restricted stock unit award granted to Dr. Su on October 31, 2014 (together, the “Voided Equity Awards”). The action to void and rescind the Voided Equity Awards was taken in response to a stockholder derivative action received by the Company on November 24, 2014 on the grounds that the Company had granted equity awards to Dr. Su during calendar year 2014 in excess of the per calendar year individual share limit in the Company’s 2004 Equity Incentive Plan (as amended, the “2004 Plan”). Rather than litigate this technical issue, the Company believed resolving this technicality quickly was a better solution for the Company and its stockholders.

In voiding and rescinding the Voided Equity Awards, the full Board also determined that the total compensation package provided for in Dr. Su’s employment agreement, including the equity compensation, was appropriate and aligned with stockholders’ interests. Having reaffirmed that the compensation it had promised to Dr. Su was appropriate and reasonable, the full Board determined that the Company intended to return Dr. Su’s equity compensation to the level it should have been prior to the action to void and rescind the Voided Equity Awards at or near the earliest practicable opportunity available to the Company, subject to law and the terms of the 2004 Plan.

On February 18, 2015, the Company filed a Current Report on Form 8-K/A disclosing that on February 12, 2015, the Board partially returned Dr. Su’s equity compensation to the level it was prior to the action to void and rescind the Voided Equity Awards when it granted to Dr. Su an award of 50,000 restricted stock units and an award of performance-based restricted stock units covering a target number of 1,475,000 shares.

On April 30, 2015, the Board determined that it was in the best interest of the Company to grant the following award of performance-based restricted stock units to fully return Dr. Su’s equity compensation to the level it was prior to the action to void and rescind the Voided Equity Awards, subject to law and the terms of the 2004 Plan:

Named Executive Officer	Performance-Based Restricted Stock Units (Target Number)
Lisa T. Su, President and Chief Executive Officer	230,364

The initial number of performance-based restricted stock units that may be earned will be based upon the Company achieving a certain pre-established target level of adjusted non-GAAP operating income plus interest expense over a two-year performance period commencing on January 1, 2014 and ending on December 31, 2015 (the “Performance Period”). Once the initial award amount is determined, the performance-based restricted stock units will then be subject to adjustment based upon a second metric, the Company’s total shareholder return (“TSR”) relative to the TSR of the S&P 500 IT Sector over the Performance Period. If the Company’s TSR for the Performance Period is at or above the 75th percentile, then Dr. Su will earn 125.0% of the initial number of shares. If the Company’s TSR for the Performance Period is above the 25th percentile and below the 75th percentile, a proportionate adjustment between 75.0% and 125.0% is applied to the initial number of shares based on relative performance between the 25th and 75th percentile.

The earned performance-based restricted stock units vest 50.0% upon completion of the Performance Period and 50.0% on the one-year anniversary of the completion of the Performance Period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2015	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Harry A. Wolin
	Name:	Harry A. Wolin
	Title:	Senior Vice President, General Counsel and Secretary